EXHIBIT P
 to the
Distribution Agreement

CHAUTAUQUA GLOBAL GROWTH FUND

The Corporation hereby appoints the Distributor, and the Distributor hereby accepts such appointment, as the Corporation’s exclusive agent for the distribution of Shares of the above-named Fund, subject to the terms of the Distribution Agreement of which this Exhibit is a part.

Executed as of this ______ day of _________ , 2016.

The Corporation:

BAIRD FUNDS, INC.

By: ______________________________
Mary Ellen Stanek, President

The Distributor:

ROBERT W. BAIRD & CO. INCORPORATED

By: ______________________________
Reik Read, Managing Director